UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2012

ADEPT TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27122	94-2900635
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

5960 Inglewood Drive Pleasanton, CA	94588
(Address of principal executive offices)	(Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (925) 245-3400

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Item 8.01 Other Events

On June 8, 2012, Adept Technology, Inc. (the “Company”) entered into an underwriting agreement with Roth Capital Partners, LLC (the “Underwriter”) in connection with the offer and sale by the Company of 800,000 shares of the Company’s common stock, par value $0.001 per share, at a price to the public of $4.00 per share.  The Company granted the Underwriter a 30-day option to purchase up to 120,000 additional shares of the Company’s common stock to cover over-allotments.  The Company expects to receive net proceeds from this offering of approximately $3.0 million, after deducting underwriting discounts and commissions.  The shares are being offered and sold under a prospectus supplement and related prospectus filed with the U.S. Securities and Exchange Commission pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-181322).  The offering is expected to close on or about June 13, 2012, subject to the satisfaction of specified closing conditions.  A copy of the underwriting agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein.

In connection with the filing of the underwriting agreement, the Company is filing as Exhibit 5.1 hereto an opinion of Gibson, Dunn & Crutcher LLP, counsel to the Company, regarding certain Delaware law matters.

On June 8, 2012, the Company issued a press release entitled “Adept Technology Announces Details of Common Stock Offering,” a copy of which is filed as an exhibit to and incorporated by reference into this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

1.1 Underwriting Agreement, dated June 8, 2012, by and among Adept Technology, Inc. and Roth Capital Partners, LLC.

5.1 Opinion of Gibson, Dunn & Crutcher LLP.

99.1 Press Release of Adept Technology, Inc. issued June 8, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADEPT TECHNOLOGY, INC.

Date: June 8, 2012	By: /s/ Lisa M. Cummins Lisa M. Cummins Senior Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-1.1	Underwriting Agreement, dated June 8, 2012, by and among Adept Technology, Inc., and Roth Capital Partners, LLC
EX-5.1	Opinion of Gibson, Dunn & Crutcher LLP
EX-99.1	Press Release dated June 8, 2012